Exhibit 99.1

                MOSAIC REPORTS FISCAL 2007 SECOND QUARTER RESULTS

    HIGHLIGHTS

     - Earnings for the second quarter ended November 30, 2006, were $65.9 million, or $0.15 per diluted share ("per share"). This compares to reported net earnings of $55.0 million, or $0.13 per share, for last year's second quarter.

     - Net sales increased 2% in the second quarter of fiscal 2007 and operating earnings declined from $139.3 million to $90.7 million.

     - Free cash flow (cash flow from operations less capital expenditures) was $178.2 million in the first half of fiscal 2007, up $197.8 million from the same period last year.

     - The Phosphates business had operating earnings of $5.1 million in the second quarter, compared to $41.1 million a year ago, resulting from higher natural gas costs, lower selling prices and higher production costs.

     - The Potash business had operating earnings of $78.2 million in the second quarter compared with $111.3 million a year ago as a result of lower selling prices and higher production costs.

     - Second quarter results included a foreign currency transaction gain of $19.8 million compared with a transaction loss of $13.7 million in the same quarter a year ago.

     - The effective tax rate for the second quarter of fiscal 2007 was 31.9% compared with 48.9% in the same quarter a year ago.

     - Fiscal 2007 second half volumes are expected to be strong in North America. Additionally, prices continue to improve, especially for phosphates, and margins are expected to increase.

    PLYMOUTH, Minn., Jan. 29 /PRNewswire-FirstCall/ -- The Mosaic Company (NYSE:
MOS) announced today net earnings of $65.9 million, or $0.15 per share, for the quarter ended November 30, 2006. These results compare with net earnings of $55.0 million, or $0.13 per share, for the same period a year ago. Year-to-date net earnings were $174.9 million, or $0.40 per share, compared with $131.1 million, or $0.30 per share, for the same period a year ago.

    Net sales in the second quarter of fiscal 2007 were $1.52 billion, an increase of 2% compared with the same period a year ago.

    Mosaic's gross margin for the fiscal 2007 second quarter was $160.5 million, or 10.5% of net sales, compared with $208.4 million, or 13.9% of net sales, a year ago. Total operating earnings were $90.7 million in the second quarter, down 35% from the year ago period. The declines in gross margin and operating earnings were primarily the result of lower selling prices in the Phosphates and Potash business units, and higher costs of production, partially offset by unrealized mark-to-market derivative gains of $0.9 million in the second quarter, compared with mark-to-market derivative losses of $7.5 million a year ago.

    "The second quarter got off to a slow start as a result of a delayed fall season but ended on a bright note, with an increase in sales volumes in November," said Jim Prokopanko, President and Chief Executive Officer of Mosaic. "Cash flow was strong, continuing a trend from the first quarter, which reflects our focus on this key metric. Production costs, on the other hand, were high. Improving our gross margins will be a key priority for us in the months ahead," Prokopanko added.

    Selling, general, and administrative expenses were $70.4 million in the second quarter, compared to $68.0 million for the same period a year ago. This increase was mainly associated with higher expenses for share-based compensation as well as implementation expenses associated with Mosaic's new ERP system.

    Non-cash foreign currency transaction gains totaled $19.8 million for the second quarter compared with a loss of $13.7 million for the same period a year ago. This was mainly the result of the effect of a weaker Canadian dollar on significant U.S. dollar-denominated intercompany receivables held by Mosaic's Canadian affiliates compared to a stronger Canadian dollar in the same quarter a year ago.

    Mosaic's effective tax rate was 31.9% compared with 48.9% a year ago primarily as a result of a reduction of the Canadian corporate tax rate and a changing business mix.

    Mosaic ended the quarter with $268.4 million in cash and cash equivalents. Free cash flow (cash flow from operations less capital expenditures) was $178.2 million in the first half of fiscal 2007, up $197.8 million from the same period last year. Mosaic's total debt at the end of November 2006 was $2.5 billion, resulting in a debt-to-capital ratio of 41.0%. At the beginning of the third quarter, Mosaic refinanced most of its existing long-term debt, resulting in expected annual cash interest savings of $25 to $30 million.

    Potash

    The Potash business segment's total sales volume of 1.95 million tonnes during the second quarter was 5% higher than last year's second quarter volumes. The average potash selling price, FOB plant, was $142 per tonne, down $5 per tonne from the same period a year ago, but up $13 per tonne from the first quarter.

    Net sales in the Potash business totaled $352.1 million for the second quarter, an increase of 7% compared with a year ago. The Potash business segment's gross margin declined to $88.4 million in the second quarter, or 25.1% of net sales, compared with $120.5 million, or 36.5% of net sales, a year ago. Operating earnings were $78.2 million during the second quarter compared to $111.3 million for the same period last year. Mosaic had an unrealized mark-to-market derivative loss of $6.4 million in the second quarter, compared to a $0.2 million gain for the same period a year ago. Gross margin and operating earnings decreased as a result of increased costs related, in part, to lower production rates at the Esterhazy mines as Mosaic completed expansion work at this location as well as the derivative loss.

    Phosphates

    The Phosphates' business segment's fertilizer and feed shipments were 2.30 million tonnes for the second quarter, down 6% compared with year ago levels. The average second quarter diammonium phosphate (DAP) price, FOB plant, was $243 per tonne, a decline of $6 per tonne compared to last year's second quarter.

    Phosphates' net sales were $763.9 million for the second quarter, an increase of 4% compared to a year ago. The sales increase was the result of higher sales for other PhosChem members, partially offset by lower volumes of Mosaic products and lower phosphate fertilizer selling prices. (Mosaic consolidates the financial results of PhosChem.) Phosphates' second quarter gross margin was $35.9 million, or 4.7% of net sales, compared with $67.7 million, or 9.2% of net sales, for the same period a year ago. Operating earnings were $5.1 million compared with $41.1 million for the same period a year ago. The decline in gross margin and operating earnings was primarily the result of lower selling prices for phosphates, higher costs for natural gas, idle plant costs primarily associated with Mosaic's May 2006 restructuring activities, higher unabsorbed fixed costs due to lower production rates, and repair costs associated with the October explosion at the Faustina, Louisiana ammonia plant. These higher costs were partially offset by lower ammonia and sulfur prices compared with year ago levels. Phosphates had unrealized mark-to-market gains of $7.2 million for the second quarter compared with losses of $8.1 million a year ago.

    Offshore

    Offshore's net sales were $499.9 million, an increase of 7% in the second quarter compared with the second quarter of fiscal 2006, mainly as a result of an increase in sales volumes in India. In the second quarter, gross margin increased to $23.8 million, or 4.8% of net sales, compared to $14.6 million, or 3.1% of net sales, for the same period in fiscal 2006. Operating earnings were $4.5 million compared with a loss of $5.8 million for the same period a year ago. The increase in gross margin and operating earnings is primarily due to a modest recovery in the Brazilian agricultural market.

    Nitrogen

    Mosaic's Nitrogen business segment's second quarter operating earnings were $2.9 million compared to $5.0 million during the same period a year ago.

    Equity Earnings

    Total equity earnings in non-consolidated subsidiaries were $15.4 million for the quarter, an increase of $2.5 million compared with last year's equity earnings for the same period. These results included Mosaic's equity earnings in Saskferco, which were $9.3 million for the second quarter compared with $4.6 million a year ago, as nitrogen product margins improved. Mosaic's equity earnings in Fosfertil were $5.7 million for the second quarter compared to $6.6 million last year.

    Year-to-Date

    For the first half ended November 30, 2006, net sales were $2.81 billion, a decline of 3.1% compared with last year. Year-to-date net earnings were $174.9 million compared with $131.1 million for the same period a year ago. In the first half of fiscal 2007, Mosaic had unrealized non-cash mark-to- market derivative gains of $1.4 million, compared with gains of $53.4 million in the year ago period. Year-to-date SG&A expenses were $136.1 million compared with $125.0 million for the same period in fiscal 2006, primarily due to higher expenses for share-based compensation. Mosaic had a foreign currency transaction gain of $27.1 million for the first half of fiscal 2007, compared to a loss of $52.7 million for the same period a year ago. First half results included a $39.0 million benefit for the reduction of Canadian federal corporate tax rates and the elimination of the Canadian corporate surtax which was recorded in the first quarter.

    Observations and Outlook

    "Our North American sales volumes have been strong for the third quarter. Supply and demand fundamentals for all major nutrients, particularly phosphates and nitrogen, are tightening as we enter the North American spring planting season," Prokopanko said. "The strong demand for biofuels, particularly ethanol, grain carryover stocks at 30-year lows, and high grain prices have created an exciting business environment for farmers and the fertilizer industry," Prokopanko added.

    For fiscal 2007, Phosphates sales volumes are anticipated to be between 8.5 to 9.3 million tonnes and Potash sales volumes are anticipated to be between 7.7 and 8.1 million tonnes, both unchanged from prior guidance.

    Mosaic anticipates capital spending ranging between $250 and $290 million during fiscal 2007 compared with $389.5 million in fiscal 2006.

    About The Mosaic Company

    The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

    Mosaic will conduct a conference call on Monday, January 29, 2007 at 10:00 a.m. EST to discuss second quarter earnings results. A webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic's website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company's management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management's current estimates; realization of management's expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business; management's estimates of the current volumes of brine inflows at the Company's Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, management's expectations regarding the potential efficacy of remedial measures to control the brine inflows, and the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company's reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

                      Consolidated Statements of Operations
                     (in millions, except per share amounts)

The Mosaic Company
(unaudited)

                                         Three months ended      Six months ended
                                            November 30             November 30
                                       ---------------------   ---------------------
                                         2006        2005        2006        2005
                                       ---------   ---------   ---------   ---------
Net sales                              $ 1,522.0   $ 1,497.5   $ 2,810.6   $ 2,901.1
Cost of goods sold                       1,361.5     1,289.1     2,453.8     2,443.9
  Gross margin                             160.5       208.4       356.8       457.2

Selling, general and
  administrative expenses                   70.4        68.0       136.1       125.0
Restructuring and other charges
 (income)                                      -           -        (0.4)          -
Other operating (income) expense            (0.6)        1.1        (1.2)        0.9
Operating earnings                          90.7       139.3       222.3       331.3

Interest expense                            41.6        42.9        85.0        81.2
Foreign currency transaction
 (gain) loss                               (19.8)       13.7       (27.1)       52.7
Other income                                (6.7)       (3.8)      (25.2)       (4.7)

Earnings from consolidated
 companies before income taxes              75.6        86.5       189.6       202.1
Provision for income taxes                  24.1        42.3        31.5        93.8

Earnings from consolidated
 companies                                  51.5        44.2       158.1       108.3
Equity in net earnings of
 non-consolidated companies                 15.4        12.9        19.3        27.1
Minority interests in net
 earnings of consolidated companies         (1.0)       (2.1)       (2.5)       (4.3)

Net earnings                           $    65.9   $    55.0   $   174.9   $   131.1

Diluted net earnings per share         $    0.15   $    0.13   $    0.40   $    0.30

Diluted weighted average number
 of shares outstanding                     439.4       434.5       438.7       434.2

The Mosaic Company
Consolidated Financial Highlights
(dollars in millions)
(unaudited)

                         Three months ended            Favorable/             Six months ended            Favorable/
                             November 30             (Unfavorable)              November 30             (Unfavorable)
                       -----------------------   ---------------------    -----------------------   ---------------------
                          2006         2005        Amount         %          2006         2005        Amount         %
                       ----------   ----------   ----------   --------    ----------   ----------   ----------   --------
Net sales:
  Phosphates           $    763.9   $    735.8   $     28.1          4%   $  1,553.5   $  1,592.3   $    (38.8)        (2)%
  Potash                    352.1        330.2         21.9          7%        642.2        597.9         44.3          7%
  Nitrogen                   25.8         35.2         (9.4)       (27)%        46.9         59.4        (12.5)       (21)%
  Offshore                  499.9        467.8         32.1          7%        803.8        807.8         (4.0)        (0)%
  Corporate/
   Other (a)               (119.7)       (71.5)       (48.2)        67%       (235.8)      (156.3)       (79.5)        51%
                       $  1,522.0   $  1,497.5   $     24.5          2%   $  2,810.6   $  2,901.1   $    (90.5)        (3)%

Gross margin:
  Phosphates           $     35.9   $     67.7   $    (31.8)       (47)%  $    145.1   $    204.6   $    (59.5)       (29)%
  Potash                     88.4        120.5        (32.1)       (27)%       157.8        227.6        (69.8)       (31)%
  Nitrogen                    5.0          5.9         (0.9)       (15)%         7.1          7.4         (0.3)        (4)%
  Offshore                   23.8         14.6          9.2         63%         37.1         26.8         10.3         38%
  Corporate/
   Other (a)                  7.4         (0.3)         7.7      (2567)%         9.7         (9.2)        18.9       (205)%
                       $    160.5   $    208.4   $    (47.9)       (23)%  $    356.8   $    457.2   $   (100.4)       (22)%

Operating
 earnings
 (loss):
  Phosphates           $      5.1   $     41.1   $    (36.0)       (88)%  $     88.0   $    148.0   $    (60.0)       (41)%
  Potash                     78.2        111.3        (33.1)       (30)%       139.0        209.8        (70.8)       (34)%
  Nitrogen                    2.9          5.0         (2.1)       (42)%         2.8          5.3         (2.5)       (47)%
  Offshore                    4.5         (5.8)        10.3       (178)%         0.9        (14.0)        14.9       (106)%
  Corporate/
   Other (a)                    -        (12.3)        12.3       (100)%        (8.4)       (17.8)         9.4        (53)%
                       $     90.7   $    139.3   $    (48.6)       (35)%  $    222.3   $    331.3   $    109.0        (33)%

(a)  Includes elimination of intercompany sales.

The Mosaic Company
Key Statistics
(unaudited)

                         Three months ended            Favorable/             Six months ended            Favorable/
                             November 30             (Unfavorable)              November 30             (Unfavorable)
                       -----------------------   ---------------------    -----------------------   ---------------------
                          2006         2005        Amount        %           2006         2005        Amount        %
                       ----------   ----------   ----------   --------    ----------   ----------   ----------   --------
Sales volumes
 (000 metric
  tonnes)(a):

  Phosphates(b)             2,301        2,450         (149)        (6)%       4,596        5,386         (790)       (15)%
  Potash (c)                1,950        1,854           96          5%        3,633        3,468          165          5%

Average price per
 metric tonne:

  DAP (d)              $      243   $      249   $       (6)        (2)%  $      247   $      244   $        3          1%
  Potash (d)                  142          147           (5)        (3)%         136          142           (6)        (4)%
  Ammonia (e)                 309          343          (34)       (10)%         305          321          (16)        (5)%
  Sulfur
   (long ton)(e)               66           75           (9)       (12)%          69           71           (2)        (3)%

Exchange rate
 at quarter-end
 of the Canadian
 Dollar                $    1.141   $    1.169

(a)  Sales volumes include tonnes sold captively.
(b) Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its other members.
(c) Potash volumes exclude tonnes mined under a long-term contract with Potash Corporation of Saskatchewan.
(d)  FOB plant/mine.
(e)  Delivered Tampa

The Mosaic Company
(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings:

EBITDA Calculation

                                        Three months ended       Six months ended
                                            November 30             November 30
                                       ---------------------   ---------------------
                                          2006       2005         2006       2005
                                       ---------   ---------   ---------   ---------
                                       (dollars in millions)   (dollars in millions)
Net earnings                           $    65.9   $    55.0   $   174.9   $   131.1
Interest expense,
 exclusive of
 amortization*                              53.0        53.4       107.7       102.5
Income taxes                                24.1        42.3        31.5        93.8
Depreciation,
 depletion & amortization                   78.8        84.4       154.1       158.7
Amortization of debt
 refinancing and
 issuance costs                              1.0         1.2         2.0         2.4
Amortization of
 fair market value
 adjustment of debt                        (12.4)      (11.7)      (24.7)      (23.7)
Amortization of
 mark-to-market contracts                   (4.4)       (4.5)       (8.2)       (9.0)

EBITDA                                 $   206.0   $   220.1   $   437.3   $   455.8

* Interest expense in this table is exclusive of amortization of debt refinancing and issuance costs and amortization of fair market value adjustment of debt.

    The Company has presented above EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP"). EBITDA is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

    EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies' performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic's management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

The Mosaic Company
(unaudited)

    The following table summarizes the calculation of Total Debt to
Capitalization:

          Debt to Capitalization Calculation

                            November 30,      May 31
                                2006           2006
                            ------------   ------------
                            (dollars in    (dollars in
                              billions)      billions)
Numerator
Total debt                  $        2.5   $        2.6

Denominator
Book value of equity        $        3.6   $        3.5
Total debt                           2.5            2.6
Capitalization              $        6.1   $        6.1

Total debt to total
 capitalization                     41.0%          42.6%

SOURCE  The Mosaic Company
    -0-                             01/29/2007
    /CONTACT: Media: Linda Thrasher, +1-763-577-2864, Investors: Douglas Hoadley, +1-763-577-2867/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060331/MOSAICLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.mosaicco.com /